UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 18, 2017

CATALENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36587	20-8737688
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

14 Schoolhouse Road Somerset, New Jersey	08873
(Address of registrant’s principal executive office)	(Zip code)

(732) 537-6200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Indenture and 4.875% Senior Notes due 2026

On October 18, 2017, Catalent Pharma Solutions, Inc. (the “Operating Company”), a wholly owned subsidiary of Catalent, Inc. (the “Company”), completed its previously announced private offering of $450.0 million aggregate principal amount of its 4.875% Senior Notes due 2026 (the “Notes”). The Notes are fully and unconditionally guaranteed, jointly and severally, by all of the wholly owned U.S. subsidiaries of the Operating Company that guarantee its senior secured credit facilities. The Notes were issued pursuant to an indenture, dated as of October 18, 2017 (the “Indenture”), by and among the Operating Company, the subsidiary guarantors named therein (the “Guarantors”) and Deutsche Bank Trust Company Americas, as trustee.

The Notes and the related guarantees were offered in the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States only to non-U.S. investors pursuant to Regulation S under the Securities Act.

The Notes will mature on January 15, 2026. Interest on the Notes accrues at the rate of 4.875% per annum and is payable semi-annually in arrears on January 15 and July 15 of each year, beginning on July 15, 2018.

The Operating Company intends to use the net proceeds from the sale of the Notes to fund, in part, the purchase price of the previously announced pending acquisition (the “Acquisition”) of Cook Pharmica LLC (“Cook Pharmica”) pursuant to the Interest Purchase Agreement (the “Acquisition Agreement”), among the Operating Company, Cook Pharmica, Cook Group Incorporated and, solely for purposes of Section 7.19 of the Acquisition Agreement, the Company. The Operating Company expects to fund the balance of the purchase price and pay related fees and expenses with the net proceeds of approximately $277.4 million from the Company’s underwritten public offering of its common stock, which closed on September 29, 2017, as well as cash on hand.

The Notes are unsecured senior obligations of the Operating Company and will rank equally in right of payment with all of its existing and future unsubordinated indebtedness, rank senior in right of payment to any of its future indebtedness that expressly provides for its subordination to the Notes, be structurally subordinated to all of the existing and future indebtedness and other liabilities of its subsidiaries that are not guarantors of the Notes, and be effectively subordinated to all of its existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness (including obligations under the Operating Company’s senior secured credit facilities (as described below)). The guarantees will be unsecured senior obligations of the Guarantors and will rank equally in right of payment with all of the Guarantors’ existing and future unsubordinated indebtedness, senior in right of payment to any future indebtedness of the Guarantors that expressly provides for its subordination to the guarantees, and be effectively subordinated to all existing and future secured indebtedness of the Guarantors to the extent of the value of the assets securing such indebtedness (including the Guarantors’ guarantees of the Operating Company’s obligations under its senior secured credit facilities). The Notes are not guaranteed by either PTS Intermediate Holdings LLC or the Company, the direct and indirect parent companies of the Operating Company. The Notes and the guarantees rank equally to the Operating Company’s existing 4.75% Senior Notes due 2024 (the “existing notes”) and related guarantees. Upon completion of the Acquisition, Cook Pharmica will guarantee the Operating Company’s senior secured credit facilities on a senior secured basis and the Operating Company’s existing notes and the Notes on a senior unsecured basis.

The Operating Company may redeem some or all of the Notes prior to October 15, 2020 at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium (as defined in the Indenture), plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. The Operating Company may redeem some or all of the Notes on or after October 15, 2020 at redemption prices specified in the Indenture, plus accrued and unpaid interest to the redemption date. In addition, at any time prior to October 15, 2020, the Operating Company may redeem up to 40% of the aggregate principal amount of the Notes with funds in an aggregate amount not exceeding the net cash proceeds from certain equity offerings at a redemption price equal to 104.875% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Upon the occurrence of a Change of Control (as defined in the Indenture), the Operating Company must make an offer to repurchase all of the outstanding Notes at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest up to, but excluding, the repurchase date.

If for any reason (i) the Acquisition is not consummated on or prior to March 18, 2018, (ii) the Acquisition Agreement is terminated prior to March 18, 2018, or (iii) the Operating Company notifies the trustee in writing that it will not pursue the consummation of the Acquisition or otherwise publicly announces that the Acquisition will not be consummated, then the Operating Company will be required to redeem all of the outstanding Notes for cash at a redemption price equal to 100% of the issue price of the Notes, plus accrued and unpaid interest to, but excluding, the redemption date.

The Indenture contains covenants that, among other things, limit the ability of the Operating Company and its restricted subsidiaries to (i) incur or guarantee more debt or issue certain preferred shares, (ii) pay dividends on, repurchase or make distributions in respect of their capital stock or make other restricted payments, (iii) make certain investments, (iv) sell certain assets, (v) create liens, (vi) consolidate, merge, sell or otherwise dispose of all or substantially all of their assets, (vii) enter into certain transactions with their affiliates, and (viii) designate their subsidiaries as unrestricted subsidiaries. These covenants are subject to a number of exceptions, limitations and qualifications as set forth in the Indenture.

The Indenture also contains customary events of default including, but not limited to, nonpayment, breach of covenants, and payment or acceleration defaults in certain other indebtedness of the Operating Company or certain of its subsidiaries. Upon an event of default, either the holders of at least 30% in principal amount of the then-outstanding Notes or the Trustee may declare the Notes immediately due and payable, or in certain circumstances, the Notes automatically will become due and immediately payable.

The foregoing descriptions of the Indenture and the Notes are qualified in their entirety by reference to the actual terms of the respective documents. Copies of the Indenture and the form of the Notes are attached as Exhibits 4.1 and 4.2 hereto, respectively, and each is incorporated by reference herein.

Third Amendment to the Amended and Restated Credit Agreement

On October 18, 2017, the Operating Company, PTS Intermediate Holdings LLC, Morgan Stanley Senior Funding, Inc., as administrative agent, collateral agent and swing line lender and the lenders party thereto, entered into the Third Amendment (the “Third Amendment”) to the Amended and Restated Credit Agreement, dated as of May 20, 2014 (as the same has been amended, supplemented or otherwise modified prior to October 18, 2017, and as further amended by the Third Amendment, the “senior secured credit facilities”). The Third Amendment lowers the interest rates applicable to the U.S. dollar-denominated and euro-denominated term loans, and to the revolving loans, under the senior secured credit facilities, and extends the maturities of each of the term loans and the revolving credit facility by three years. The new applicable rate for U.S. dollar-denominated term loans is LIBOR (subject to a floor of 1.00%) plus 2.25%, which is 0.50% lower than the previous rate, and the new applicable rate for euro-denominated term loans is LIBOR (subject to a floor of 1.00%) plus 1.75%, which is 0.75% lower than the previous rate. The new applicable rate for revolving loans is initially LIBOR plus 2.25%, which is 1.25% lower than the previous rate, and such rate can additionally be reduced to LIBOR plus 2.00% in future periods based on a measure of the Operating Company’s total leverage ratio.

The Third Amendment also includes a prepayment premium of 1.00% in the event of another repricing event (as defined in the Third Amendment) on or before the six-month anniversary of the Third Amendment. There is no change to the financial covenants as a result of the Third Amendment.

Certain of the agents and lenders providing funding or other services under the senior secured credit facilities, as well as certain of their affiliates, have, from time to time, provided investment banking and financial advisory services to the Operating Company and/or its affiliates for which they have received customary fees and commissions. Such agents and lenders may provide these services from time to time in the future.

The foregoing description of the Third Amendment is qualified in its entirety by reference to the actual terms of the agreement. A copy of the Third Amendment is attached as Exhibit 10.1 hereto, and is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01	Other Items.

On October 18, 2017, the Company issued a press release announcing that the Operating Company has completed the Third Amendment. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

4.1	Indenture, dated October 18, 2017, by and among Catalent Pharma Solutions, Inc., the subsidiary guarantors named therein and Deutsche Bank Trust Company Americas, as trustee.

4.2	Form of 4.875% Senior Notes due 2026 (included as part of Exhibit 4.1 above).

10.1	Amendment No. 3 to Amended and Restated Credit Agreement, dated as of October 18, 2017, by and among Catalent Pharma Solutions, Inc., PTS Intermediate Holdings LLC, Morgan Stanley Senior Funding, Inc., as administrative agent, collateral agent and swing line lender and the lenders party thereto, which amends that certain Amended and Restated Credit Agreement, dated as of May 20, 2014 (as amended), by and among Catalent Pharma Solutions, Inc., PTS Intermediate Holdings LLC, Morgan Stanley Senior Funding, Inc. and JPMorgan Chase Bank, N.A., as L/C Issuers, the other lenders party thereto and the other agents party thereto.

99.1	Press Release of Catalent, Inc., dated October 18, 2017, announcing the completion of the repricing and extension of the senior secured credit facilities.

EXHIBIT LIST

Exhibit No.	Description

4.1	Indenture, dated October 18, 2017, by and among Catalent Pharma Solutions, Inc., the subsidiary guarantors named therein and Deutsche Bank Trust Company Americas, as trustee.

4.2	Form of 4.875% Senior Notes due 2026 (included as part of Exhibit 4.1 above).

10.1	Amendment No. 3 to Amended and Restated Credit Agreement, dated as of October 18, 2017, by and among Catalent Pharma Solutions, Inc., PTS Intermediate Holdings LLC, Morgan Stanley Senior Funding, Inc., as administrative agent, collateral agent and swing line lender and the lenders party thereto, which amends that certain Amended and Restated Credit Agreement, dated as of May 20, 2014 (as amended), by and among Catalent Pharma Solutions, Inc., PTS Intermediate Holdings LLC, Morgan Stanley Senior Funding, Inc. and JPMorgan Chase Bank, N.A., as L/C Issuers, the other lenders party thereto and the other agents party thereto.

99.1	Press Release of Catalent, Inc., dated October 18, 2017, announcing the completion of the repricing and extension of the senior secured credit facilities.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Catalent, Inc.
(Registrant)

By:	/s/ Steven L. Fasman
Steven L. Fasman
Senior Vice President, General Counsel and Secretary

Date: October 18, 2017